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EXHIBIT (A)(5)(E)


         THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE ONLY BY THE OFFER TO PURCHASE, DATED FEBRUARY 20, 2002, AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE OFFER WILL BE MADE TO ALL HOLDERS OF SHARES, EXCEPT THAT IT WILL NOT BE MADE TO (AND TENDERS WILL NOT BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY, OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF KINROSS BY GEORGESON SHAREHOLDER SECURITIES CORPORATION, THE DEALER MANAGER OF THIS OFFER, OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF THAT JURISDICTION.

                 NOTICE OF OFFER TO PURCHASE FOR CASH ALL OF THE
     PUBLICLY-HELD SHARES OF THE $3.75 SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                                 KINAM GOLD INC.
                                       AT
                                $16.00 PER SHARE
                                       BY
             KINROSS GOLD U.S.A., INC., A WHOLLY-OWNED SUBSIDIARY OF
                            KINROSS GOLD CORPORATION

         Kinross Gold U.S.A., Inc., a Nevada corporation (the "Purchaser"), a wholly-owned subsidiary of Kinross Gold Corporation, an Ontario corporation ("Kinross" which may, where appropriate, include the Purchaser as Kinross' wholly-owned subsidiary), is offering to purchase all of the publicly-held shares of the $3.75 Series B Convertible Preferred Stock of Kinam Gold Inc. ("Kinam"), par value $1.00 per share (the "Shares"), at $16.00 per Share (the "Offer Price"), payable to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 20, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"). At the time of making this Offer, Kinross, indirectly through the Purchaser, owns 945,400, or 51.4%, of the 1,840,000 issued and outstanding Shares, and 100% of the issued and outstanding common shares of Kinam. The Offer is being made to the holders (the "Non-Affiliated Holders") of the 894,600 Shares that Kinross does not currently own. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the requirement that each holder tendering any Shares must tender all of the Shares held by such holder. Except as set forth in the Letter of Transmittal, tendering stockholders will not be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of Shares by Kinross pursuant to the Offer. Kinross will pay all charges and expenses of Georgeson Shareholder Securities Corporation (the "Dealer Manager"), Alpine Fiduciary Services, Inc. (the "Depositary"), and Georgeson Shareholder Communications Inc. (the "Information Agent").

            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, EASTERN TIME, ON MARCH 20, 2002, UNLESS THE OFFER IS EXTENDED.

         KINROSS AND THE SPECIAL COMMITTEE APPOINTED BY THE DIRECTORS OF KINAM HAVE BOTH CONCLUDED THAT THIS OFFER IS FAIR TO THE NON-AFFILIATED HOLDERS. BECAUSE ALL OF ITS MEMBERS ARE ALSO DIRECTORS OF KINROSS AND HOLD EQUITY INTERESTS IN KINROSS, AND THUS ARE NOT INDEPENDENT OF KINROSS, THE KINAM SPECIAL COMMITTEE DETERMINED THAT IT SHOULD REMAIN NEUTRAL, AND DID NOT RECOMMEND FOR, RECOMMEND AGAINST, OR EXPRESS AN OPINION WITH RESPECT TO WHETHER THE NON-AFFILIATED HOLDERS SHOULD ACCEPT OR REJECT THE TENDER OFFER. NONE OF KINROSS, THE PURCHASER OR THEIR RESPECTIVE BOARDS OF DIRECTORS ARE MAKING ANY RECOMMENDATION TO HOLDERS OF THE SHARES AS TO WHETHER OR NOT TO TENDER THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES. IF YOU DECIDE TO TENDER ANY OF YOUR SHARES, YOU MUST TENDER ALL OF THE SHARES THAT YOU OWN.

         Upon the terms and subject to the conditions set forth in the Offer (the "Offer Conditions"), the Purchaser will accept for payment, and will pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted in the Offer. The term "Expiration Date" means Midnight, Eastern Time, on March 20, 2002, unless extended by Kinross, in which event the term "Expiration Date" shall mean Midnight on the extension date. The period through the Expiration Date is referred to as the "Offering Period." In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such

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Shares (a "Book-Entry Confirmation") into the Depositary's account at The
Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and, therefore, purchased) Shares validly tendered and not withdrawn, only as, if, and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. All Shares that have been tendered, but not accepted by the Purchaser for whatever reason according to the terms of the Offer, will be returned to the stockholder as promptly as practicable after the Expiration Date. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

         Subject to the applicable rules and regulations of the United States Securities and Exchange Commission (the "SEC"), Kinross expressly reserves the right, in its reasonable discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary, and making a public announcement thereof no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Subject to the applicable rules and regulations of the SEC, Kinross may also elect to provide a subsequent offering period by immediately accepting and promptly paying for all Shares tendered during the Offering Period and making a public announcement thereof no later than 9:00 a.m. Eastern Time on the next business day after the Expiration Date. Shares tendered during any subsequent offering period will be immediately accepted and promptly paid for by the Purchaser and may not be withdrawn, once tendered, unless the Shares have not been paid for within 60 days of the commencement of the Offer. Subject to the applicable regulations of the SEC, Kinross also expressly reserves the right, in its reasonable discretion, at any time or from time to time: (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, whether or not tendered, on the occurrence of any of the conditions specified in the Offer to Purchase, and (ii) to waive any condition or otherwise amend any term or condition of the Offer, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof.

         Kinross is making the Offer based on its desire to: (1) improve the consolidated balance sheet and future results of operations of Kinross; (2) acquire all of the Shares that it does not currently own, making Kinam a wholly-owned subsidiary; and (3) terminate the reporting obligations of Kinam under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), in order to eliminate the costs associated with complying with such obligations.

         As set forth above, the intent of the tender offer is to make Kinam a wholly-owned subsidiary, thereby terminating Kinam's reporting obligations as a publicly-held company. It is anticipated that on completion of the Offer, Kinam will delist its preferred stock from the American Stock Exchange and terminate the registration of its preferred stock under the Exchange Act. Consequently, Kinam would no longer be subject to the reporting and other obligations of the Exchange Act. Holders of the Shares who do not tender their shares prior to the Expiration Date would continue holding their Shares. In the event that the Purchaser does not acquire all of the Shares, Kinross may seek to complete a merger with, or a recapitalization of, Kinam in which any remaining Non-Affiliated Holders would receive cash for their Shares at the Offer Price, or Kinross may permit such shareholders to remain as minority shareholders in Kinam. Kinross intends to hold the Shares acquired in the Offer. Holders who tender their Shares, or who receive cash or other consideration for their Shares in a merger or recapitalization, will cease to have an ownership interest in the Shares and, therefore, will not participate in any future earnings or growth of Kinam. If Kinross acquires all of the remaining Shares that it does not already own, through the Offer or otherwise, it will determine at that time whether to retire, cancel or continue to hold the Shares. At this time, Kinross has no intention or plan to cause any of the Shares acquired in the Offer to be redeemed by Kinam. If Kinross acquires a sufficient number of Shares to give it control of 66.67% of the Shares, it will have the necessary vote to control all matters with respect to the Shares.

         Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the termination of the Offering Period and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 20, 2002. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry delivery as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the

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withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the certificate numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its reasonable discretion, which determination shall be final and binding. None of Kinross, the Purchaser, Kinam, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date or during a subsequent offering period, if any.

         If Kinross extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Kinross' rights under this Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in the Offer.

         For most United States stockholders, the sale of Shares upon acceptance thereof for payment by the Purchaser will generally result in the recognition of a capital gain or loss under United States federal income tax provisions. In certain circumstances, some tendering stockholders whose Shares are purchased in the Offer may be treated as having received an amount taxable as a distribution or dividend rather than as a capital gain or loss. Stockholders are strongly encouraged to read the Offer to Purchase for additional information regarding the United States federal tax consequences of participating in the Offer. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum United States federal income tax rate of 20% in respect of a capital asset held for more than one year. The income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations such as stockholders who received their Shares upon the exercise of employee stock options or otherwise as compensation and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer, including the application and effect of federal, state, local, foreign or other tax laws.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. The information required to be disclosed by Rule 14d-6(d)(1) and Rule 13e-3(e)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. Kinam has provided its stockholder list and security position listings to Kinross, for the purpose of disseminating the Offer to holders of the Shares. The Offer to Purchase, the related Letters of Transmittal and other relevant materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         Questions and requests for assistance may be directed to the Information Agent at its addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee. Kinross will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer other than payments to the Dealer Manager, the Depositary, and the Information Agent as described in the Offer to Purchase.

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

     THE INFORMATION AGENT FOR THE OFFER IS:                  THE DEALER MANAGER FOR THE OFFER IS:

    GEORGESON SHAREHOLDER COMMUNICATIONS INC.             GEORGESON SHAREHOLDER SECURITIES CORPORATION
           17 STATE STREET, 10TH FLOOR                            17 STATE STREET, 10TH FLOOR
            NEW YORK, NEW YORK 10004                                NEW YORK, NEW YORK 10004

 BANKS AND BROKERS CALL COLLECT: (212) 440-9800          BANKS AND BROKERS CALL COLLECT: (212) 440-9800
    ALL OTHERS CALL TOLL FREE: (800) 223-2064              ALL OTHERS CALL TOLL FREE: (800) 445-1790



                                       FEBRUARY 20, 2002

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